Exhibit 99.1

Buenos Aires 1o de Abril de 2007

Señor
Presidente de
EDENSOR S.A.

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De mi mayor consideracion:

                Cumplo en dirigirme a Uds. ante la próxima presentación de la documentación exigida por la SEC de New York para la emisón que la empresa de su digno cargo va a realizar en esa plaza.

                Al respecto autorizo por la presente a incluir mi nombre como futuro integrante del Directorio (en calidad de Director Titular), si la próxima Asamblea Ordinaria de la Sociedad así lo decidiera, en el Prospecto y toda otra documentación que sea necesaria para la emisión de acciones y/o ADS.

                Esta autorización que estoy enviando por fax, se la haré llegar en el orginal correspondiente.

                Me es grato saludarlo muy atentamente.

/s/ ALFREDO JORGE MAC LAUGHLIN
Alfredo Jorge Mac Laughlin

UNOFFICIAL TRANSLATION

Buenos Aires, April 1, 2007

Mr.
President of
EDENOR S.A.
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Dear Sir:

                I hereby direct myself to you in consideration of the upcoming presentation by the company to the SEC of the documentation required for the offering of securities by the company in that venue.

                In this connection, I hereby authorize the company to include any reference to me as a future member of the Company’s Board of Directors, in consideration of my potential upcoming election at the general meeting of the company’s shareholders.  I authorize any such reference to be included in the company’s registration statement and in any additional documentation necessary to effectuate the offering of shares and/or ADSs.

                An original copy of this letter will follow this facsimile copy.

                Sincerely,

Alfredo Jorge Mac Laughlin